Exhibit 2.1









                    ACQUISITION AGREEMENT AND PLAN OF MERGER



                                     BETWEEN



                               TPG HOLDINGS, INC.



                                       AND



                              LUNN INDUSTRIES, INC.








                            DATED AS OF JUNE 6, 1997

                             EXHIBITS AND SCHEDULES





Lunn Disclosure Letter



         Schedule 5.4                       Subsidiaries

         Schedule 5.9                       Litigation

         Schedule 5.10                      Absence of Certain Changes

         Schedule 5.12                      Benefit Plans

         Schedule 5.13                      Labor Matters

         Schedule 5.15                      Title to Properties

         Schedule 5.16                      Condition of Fixed Assets

         Schedule 5.21                      Intellectual Property

         Schedule 5.23                      Licenses and Permits

         Schedule 7.2(c)                    Conduct of Business

TPG Disclosure Letter

         Schedule 6.4                       Subsidiaries

         Schedule 6.6(a)                    Conflicts

         Schedule 6.7                       Financial Statements

         Schedule 6.9                       Litigation

         Schedule 6.10                      Absence of Certain Changes

         Schedule 6.11(b)                   Taxes

         Schedule 6.12                      Benefit Plans

         Schedule 6.13                      Labor Matters

         Schedule 6.14                      Environmental

         Schedule 6.15                      Title to Properties

         Schedule 6.20                      Material Agreements

         Schedule 6.21                      Intellectual Property

         Schedule 6.23                      Licenses and Permits

         Schedule 7.3(c)                    Conduct of Business

Exhibits

         Exhibit A                          Affiliate Letter

         Exhibit B                          Transmittal Letter

         Exhibit C                          Surviving Corporation Stock Option Plan

         Exhibit D                          Corporate Opinion of Gardere & Wynne, L.L.P.

         Exhibit E                          Tax Opinion of Gardere & Wynne, L.L.P.

         Exhibit F                          Opinion of Dechert, Price & Rhoads

                    ACQUISITION AGREEMENT AND PLAN OF MERGER

         THIS ACQUISITION AGREEMENT AND PLAN OF MERGER (this "Agreement") is executed as of the 6th day of June, 1997, by and among TPG HOLDINGS, INC., a Delaware corporation ("TPG"), and LUNN INDUSTRIES, INC., a Delaware corporation ("Lunn").

                                    RECITALS

         WHEREAS, TPG and Lunn desire to enter into a business combination pursuant to which TPG will merge with and into Lunn;

         WHEREAS, the Boards of Directors of TPG and Lunn each have determined that such a business combination is in the best interests of the respective corporations and their stockholders, and accordingly have approved this merger upon the terms and conditions set forth herein.

         WHEREAS, for federal income tax purposes, it is intended that this merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                  DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION

         1.1 Definitions. In addition to any other terms defined elsewhere in this Agreement, including any Exhibit or Schedule hereto (unless such Exhibit or Schedule provides for a different definition), as used herein, the following terms shall have the following meanings:

         "Affiliate" means any Person which (i) directly or indirectly controls, is controlled by or is under common control with a specified Person, (ii) owns or controls 5% or more of the outstanding equity interests of a specified Person or (iii) is an officer, director, general partner or trustee of a specified Person. For this purpose, the term "control" means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of a Person through an ownership of voting securities or other ownership interests, contract, voting trust or otherwise.

         "Affiliate Letter" means the Affiliate Letter substantially in the form of Exhibit A hereto.

         "Blue Sky Laws" means state securities Laws or "blue sky" Laws.

         "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Delaware.

         "Certificate of Merger" is defined in Section 2.3.

         "Closing" means closing and the consummation of the Merger pursuant to the terms of this Agreement.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" is defined in Section 7.1(e).

         "DGCL" means the Delaware General Corporation Law, as amended.

         "Effective Time" is defined in Section 2.3.

         "Environmental Law" is defined in Section 5.14(a).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" is defined in Section 4.2(a).

         "Exchange Fund" is defined in Section 4.2(a).

         "Fairness Opinion" is defined in Section 7.2(l).

         "GAAP" means generally accepted accounting principles in the United States of America as set forth in pronouncements of the Financial Accounting Standards Board and the American Institute of Certified Public Accountants, as such principles are from time to time supplemented and amended.

         "Governmental Authority" means any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "Indemnified Liabilities" is defined in Section 9.1.

         "Indemnified Party" or "Indemnified Parties" is defined in Section 9.1.

         "IRS" means the United States Internal Revenue Service.

         "Joint Proxy Statement/Prospectus" is defined in Section 5.8.

         "Law" or "Laws" means any and all statutes, laws, ordinances, proclamations, regulations, published requirements, orders, decrees and rules of any Governmental Authority, including those covering environmental, tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

         "Liens" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

         "Lunn Acquisition Proposal" is defined in Section 7.2(a).

         "Lunn Affiliate Stockholder" is defined in Section 7.2(d).

         "Lunn Benefit Plans" is defined in Section 5.12.

         "Lunn Common Stock" means the Common Stock, par value $0.01 per share, of Lunn.

         "Lunn Disclosure Letter" is defined in the preamble to Article 5.

         "Lunn Dissenter Payment" is defined in Section 4.4(c).

         "Lunn Dissenting Shares" is defined in Section 4.4(c).

         "Lunn Exchange Ratio" means 0.1.

         "Lunn Financial Statements" means the audited consolidated financial statements of Lunn for the fiscal years ended December 31, 1995 and December 31, 1996, as disclosed in the Lunn SEC Reports, and the unaudited consolidated financial statements of Lunn for the quarter ended March 31, 1997 delivered to TPG as part of the Lunn Disclosure Letter.

         "Lunn Intellectual Property" is defined in Section 5.21.

         "Lunn's Most Recent Balance Sheet" shall mean the unaudited consolidated balance sheet dated March 31, 1997 of Lunn.

         "Lunn Option" means (a) any option to purchase Lunn Common Stock granted by Lunn pursuant to the Lunn Stock Option Plan or (b) any option to purchase Lunn Common Stock granted by Lunn but not pursuant to the Lunn Stock Option Plan.

         "Lunn Preferred Stock" shall mean the preferred stock, par value $0.01 per share, of Lunn.

         "Lunn SEC Reports" is defined in Section 5.7.

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
         "Lunn Stockholder" means any holder of shares of the Lunn Common Stock.

         "Lunn Stockholders' Meeting" is defined in Section 7.2(b).

         "Lunn Stock Option Plan" means Lunn's 1994 Stock Incentive Plan.

         "Lunn Superior Proposal" means any Lunn Acquisition Proposal to merge with or acquire, directly or indirectly, all of the outstanding capital stock of Lunn then outstanding on terms that the Board of Directors of Lunn determines in its good faith reasonable judgment (based on advice of an independent financial advisor of nationally recognized reputation) to be more favorable to the Lunn Stockholders than the Merger.

         "Lunn Warrant" means any warrant to purchase shares of Lunn Common
Stock.

         "Material Adverse Effect" means, with respect to either TPG or Lunn, any change or effect that is or would be materially adverse to the business, results of operations or financial condition of TPG or Lunn, as the case may be, and their respective Subsidiaries taken as a whole.

         "Material Contracts" means, with respect to Lunn, any contracts or agreements that are required to be filed as exhibits to the Lunn SEC Reports, and, with respect to TPG, any contracts or agreements that would be required to be filed as exhibits to SEC Reports if TPG were a Reporting Person.

         "Merger" means the merger of TPG with and into Lunn, with Lunn as the surviving corporation.

         "Merger Consideration" means, with respect to any TPG Stockholder or Lunn Stockholder, (i) certificates evidencing the number of whole shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock that such Stockholder has the right to receive pursuant to Section 4.1, and (ii) any cash in lieu of fractional shares of the Surviving Corporation Common Stock to which such Stockholder is entitled pursuant to Section 4.2(e).

         "Nasdaq SmallCap Market" means the Nasdaq SmallCap Market of The Nasdaq Stock Market, Inc., a wholly owned subsidiary of the National Association of Securities Dealers, Inc.

         "Permitted Lien" means (i) with respect to Lunn, (a) any Lien reserved against in Lunn's Most Recent Balance Sheet, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Lunn's books in accordance with GAAP, (c) Liens that, individually or in the aggregate, would have only an immaterial effect on the value of any of the assets of Lunn or the use thereof as currently used, and (d) obligations under operating and capital leases, and (ii) with respect to TPG, (a) any Lien reserved against in TPG's Most Recent Balance Sheet, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on TPG's books in accordance with GAAP, (c) Liens that, individually or in the aggregate, would have only an immaterial effect on the value of any of the assets of TPG or the use thereof as currently used, and (d) obligations under operating and capital leases.

         "Person" means an individual, corporation, partnership, limited liability company, trust, association or other entity, including any Governmental Authority.

         "Proxy Statement" is defined in Section 5.8.

         "Registration Statement" is defined in Section 5.8.

         "Reporting Person" means any issuer which has a class of equity securities registered pursuant to Section 12 of the Exchange Act or is required to file periodic reports pursuant to Section 15(d) of the Exchange Act.

         "Rule 145" means Rule 145 promulgated under the Securities Act.

         "SEC" means the Securities and Exchange Commission.

         "SEC Reports" any registration statement, report, proxy statement or information statement (other than preliminary materials) filed with the SEC pursuant to the Securities Act or the Exchange Act (including exhibits and any amendments thereto).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Stockholders" means the TPG Stockholders and Lunn Stockholders.

         "Subsidiaries" means, with respect to any Person, any corporation or other organization that is controlled by such Person. For this purpose, the term "control" means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of a Person through an ownership of voting securities or other ownership interests, contract, voting trust or otherwise.

         "Surviving Corporation" is defined in Section 2.1.

         "Surviving Corporation Common Stock" means the common stock, par value $0.01 per share, of the Surviving Corporation.

         "Surviving Corporation Preferred Stock" means the preferred stock, par value $1.00 per share, of the Surviving Corporation, having the same designations, preferences and limitations as the TPG Preferred Stock.

         "Tax" or "Taxes" means any foreign, federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "TPG Acquisition Proposal" is defined in Section 7.3(a).

         "TPG Affiliate Stockholder" is defined in Section 7.3(j).

         "TPG Benefit Plans" is defined in Section 6.12.

         "TPG Common Stock" means the common stock, $0.01 par value per share, of TPG.

         "TPG Disclosure Letter" is defined in the preamble to Article 6.

         "TPG Dissenter Payment" is defined in Section 4.4(a).

         "TPG Dissenting Shares" is defined in Section 4.4(a).

         "TPG Exchange Ratio" means 8.3028.

         "TPG Financial Statements" is defined in Section 6.7.

         "TPG Intellectual Property" is defined in Section 6.21.

         "TPG's Most Recent Balance Sheet" shall mean the unaudited consolidated balance sheet dated March 31, 1997 of TPG.

         "TPG Option" means (i) any option to purchase TPG Common Stock granted by TPG pursuant to the TPG Stock Option Plan or (ii) any option to purchase TPG Common Stock granted by TPG but not pursuant to the TPG Stock Option Plan.

         "TPG Preferred Stock" means the 8% cumulative redeemable preferred stock, par value $1.00 per share, of TPG, having the designations, preferences and limitations described in TPG's Certificate of Incorporation, as amended.

         "TPG Stockholders" means the holders of shares of the TPG Common Stock or the TPG Preferred Stock.

         "TPG Stockholders' Meeting" is defined in Section 7.3(b).

         "TPG Stock Option Plan" means TPG's Key Management Stock Option Plan
(1996).

         "TPG Superior Proposal" means any TPG Acquisition Proposal to merge with or acquire, directly or indirectly, all of the outstanding capital stock of TPG then outstanding on terms that the Board of Directors of TPG determines in its good faith reasonable judgment (based on advice of an independent financial advisor of nationally recognized reputation) to be more favorable to the TPG Stockholders than the Merger.

         "Transactions" means the transactions contemplated by this Agreement.

         "Transmittal Letter" means the Transmittal Letter substantially in the form of Exhibit B hereto to be executed by each of the Stockholders who receive Surviving Corporation Common Stock under this Agreement.

         1.2 Certain Rules of Construction The captions in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement. All references in this Agreement to Articles or Sections are references to the Articles or Sections in this Agreement, unless some other reference is clearly indicated. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP as in effect on the date hereof. In this Agreement, unless the context otherwise requires, (a) words describing the singular number shall include the plural and vice versa, (b) words denoting any gender shall include all genders and (c) references to "including" shall mean "including without limitation."

                                    ARTICLE 2

                                   THE MERGER

         2.1 The Merger. Subject to the terms and conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, TPG shall be merged with and into Lunn and the separate corporate existence of TPG shall thereupon cease. Lunn shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of TPG in accordance with the DGCL. The name of the Surviving Corporation shall be Technical Products Group, Inc., or such other name as may be mutually agreed to by TPG and Lunn prior to the Closing. The Merger shall have the effects specified in the DGCL.

         2.2 The Closing. Subject to the terms and conditions of this Agreement, the Closing shall be held (a) at the offices of Gardere & Wynne, L.L.P., 333 Clay, Suite 800, Houston, Texas at 10:00 a.m., local time, as promptly as practicable (and in any event within two Business Days) following the day on which all of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as TPG and Lunn may agree. The Closing Date shall be the same as the date of the Effective Time.

         2.3 Effective Time. If all of the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, on the Closing Date, the parties hereto shall cause a Certificate of Merger incorporating this Agreement (and setting forth such other information as is required by the DGCL (the "Certificate of Merger") to be properly executed and filed, together with appropriate officers' certificates, in accordance with Section 251 of the DGCL on the Closing Date. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of Delaware or at such later time as Lunn and TPG shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                    ARTICLE 3

                     CERTIFICATE OF INCORPORATION AND BYLAWS
             AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         3.1 Certificate of Incorporation. The Certificate of Incorporation of Lunn as amended at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable Law.

         3.2 Bylaws. The Bylaws of Lunn in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable Law.

         3.3 Directors. The directors of the Surviving Corporation immediately after the Effective Time shall be the following Persons:

                  James S. Carter
                  Sam P. Douglass
                  Garrett L. Dominy
                  Gary L. Forbes
                  Robert C. Sigrist
                  Lawrence E. Wesneski
                  Alan W. Baldwin
                  John M. Simon

         In accordance with the Restated Certificate of Incorporation of Lunn, as amended at the Effective Time, the terms of the members of the board of directors of the Surviving Corporation shall be staggered such that Mssrs. Simon, Forbes and Carter shall serve as directors of the Surviving Corporation for a term of three years, Mssrs. Douglass and Dominy shall serve as directors of the Surviving Corporation for a term of two years, and Mssrs. Wesneski, Baldwin and Sigrist shall serve as directors of the Surviving Corporation for a term of one year.

         3.4 Officers. The officers of the Surviving Corporation immediately after the Effective Time shall be the following Persons:

         Chairman of Board, President and
                  Chief Executive Officer                     James S. Carter
         Executive Vice President, Chief Financial
                  Officer, Assistant Secretary and
                  Treasurer                                   Garrett L. Dominy
         Secretary                                            Jim Hobt

                                    ARTICLE 4

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES;
                                  OTHER MATTERS

         4.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of TPG, Lunn or the holders of any of their respective securities:

                  (a) Capital Stock of Lunn. Each share of the capital stock of Lunn issued and outstanding prior to the Effective Time (other than any Lunn Dissenting Shares, if applicable) shall be converted, subject to
         Section 4.2(e), into the right to receive a number of fully paid and nonassessable shares of the Surviving Corporation Common Stock equal to the Lunn Exchange Ratio. At the Effective Time, all shares of Lunn Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with
         Section 4.2 (or in case of a lost, stolen or destroyed stock certificate, compliance with the provisions of Section 4.2(i)), certificates evidencing such number of whole shares of Surviving Corporation Common Stock into which such Lunn Common Stock was converted in accordance with the first sentence of this Section 4.1(a). At the Effective Time, the holders of such certificates evidencing such shares of Lunn Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law. No fractional share of Surviving Corporation Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 4.2(e).

                  (b) TPG Common Stock. Each share of TPG Common Stock issued and outstanding immediately prior to the Effective Time (other than any TPG Dissenting Shares, if applicable) shall be converted, subject to
         Section 4.2(e), into the right to receive a number of fully paid and nonassessable shares of the Surviving Corporation Common Stock equal to the TPG Exchange Ratio. At the Effective Time, all shares of TPG Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with Section 4.2 (or in case of a lost, stolen or destroyed stock certificate, compliance with the provisions of Section 4.2(i)), certificates evidencing such number of whole shares of Surviving Corporation

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         Common Stock into which such TPG Common Stock was converted in accordance with the first sentence of this Section 4.1(b). At the Effective Time, the holders of such certificates evidencing such shares of TPG Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law. No fractional share of Surviving Corporation Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 4.2(e).

                  (c) TPG Preferred Stock. Each share of TPG Preferred Stock issued and outstanding immediately prior to the Effective Time (other than TPG Dissenting Shares, if applicable) shall be converted into the right to receive one fully paid and nonassessable share of Surviving Corporation Preferred Stock. At the Effective Time, all shares of TPG Preferred Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with
         Section 4.2 (or in case of a lost, stolen or destroyed stock certificate, compliance with the provisions of Section 4.2(i)), certificates evidencing such number of whole shares of Surviving Corporation Preferred Stock into which such TPG Preferred Stock was converted in accordance with the first sentence of this Section 4.1(c). At the Effective Time, the holders of such certificates evidencing such shares of TPG Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law.

                  (d) Shares Held in Treasury. Each share of Lunn Common Stock, TPG Common Stock and TPG Preferred Stock held in treasury immediately prior to the Effective Time by Lunn or TPG, as the case may be, shall be canceled and extinguished at the Effective Time without any conversion thereof and without any payment with respect thereto.

         4.2 Exchange of Certificates. The procedures for exchanging outstanding shares of TPG Common Stock and Lunn Common Stock for Surviving Corporation Common Stock pursuant to the Merger are as follows:

                  (a) Exchange Agent. As of the Effective Time, the Surviving Corporation shall deposit with American Stock Transfer & Trust Co. (the "Exchange Agent"), for the benefit of the holders of shares of TPG Common Stock and Lunn Common Stock, for exchange in accordance with this Section 4.2 through the Exchange Agent, certificates representing the shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock (such shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 4.1 in exchange for outstanding shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be.

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
                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be (the "Certificates"), whose shares were converted pursuant to Section 4.1 into the right to receive shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TPG may reasonably specify prior to the Effective Time) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Surviving Corporation Common Stock (plus cash in lieu of fractional shares, if any, of Surviving Corporation Common Stock as provided below) or Surviving Corporation Preferred Stock, as the case may be. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock that such holder has the right to receive pursuant to the provisions of this Article 4, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be, that is not registered in the transfer records of TPG or Lunn, as the case may be, a certificate representing the proper number of shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be, may be issued to a transferee if the Certificate representing such TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be, and cash in lieu of any fractional shares of Surviving Corporation Common Stock as contemplated by this Section 4.2.

                  (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Surviving Corporation Common Stock or Surviving Corporation Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder of any unsurrendered certificate with respect to the shares of Surviving Corporation Common Stock represented thereby pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there

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
         shall be paid to the record holder of the certificates representing whole shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Surviving Corporation Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be.

                  (d) No Further Ownership Rights In TPG Common Stock, TPG Preferred Stock or Lunn Common Stock. All shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection
         (c) or (e) of this Section 4.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by TPG or Lunn on such shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be, in accordance with the terms of this Agreement prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 4.2.

                  (e) No Fractional Shares. No certificate or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Corporation. Notwithstanding any other provision of this Agreement, each holder of shares of TPG Common Stock and Surviving Corporation Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Surviving Corporation Common Stock multiplied by the average of the last reported sales prices of Lunn Common Stock, as reported on the Nasdaq SmallCap Market, on each of the five trading days immediately prior to the date of the Effective Time.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of TPG and Lunn for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of TPG and Lunn who have not previously complied with this Section 4.2 shall thereafter look only to the Surviving Corporation for payment of their claim for Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be, any cash in lieu of fractional shares of Surviving Corporation Common Stock and any dividends or distributions with respect to Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be.

                  (g) No Liability. Neither the Surviving Corporation, Lunn nor TPG shall be liable to any holder of shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. If amounts are so withheld by Surviving Corporation then such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be, in respect of which such deduction and withholding was made by Surviving Corporation.

                  (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Surviving Corporation Common Stock deliverable in respect thereof pursuant to this Agreement.

         4.3 Stock Options and Warrants.

         (a) At the Effective Time, TPG's obligations with respect to each then outstanding TPG Option shall be assumed by the Surviving Corporation. The TPG Options so assumed by the Surviving Corporation shall not expire and shall continue to have, and be subject to, the same terms and conditions as set forth in the TPG Stock Option Plan and/or any agreements pursuant to which such TPG Options were granted as in effect immediately prior to the Effective Time, except that (i) each TPG Option shall be exercisable for that number of whole shares of Surviving

Corporation Common Stock equal to the number of shares of TPG Common Stock covered by such TPG Option immediately prior to the Effective Time, multiplied by the TPG Exchange Ratio and rounded downward to the nearest whole number of shares of Surviving Corporation Common Stock, and (ii) the price at which each such TPG Option is exercisable shall be divided by the TPG Exchange Ratio and then rounded upward to the nearest cent.

         (b) At the Effective Time, Lunn's obligations with respect to each then outstanding Lunn Option and Lunn Warrant shall be assumed by the Surviving Corporation. The Lunn Options and Lunn Warrants so assumed by the Surviving Corporation shall not expire and shall continue to have, and be subject to, the same terms and conditions as set forth in the Lunn Stock Option Plan and/or any agreements pursuant to which such Lunn Options and Lunn Warrants were granted as in effect immediately prior to the Effective Time, except that (i) each Lunn Option or Lunn Warrant shall be exercisable for that number of whole shares of Surviving Corporation Common Stock equal to the number of shares of Lunn Common Stock covered by such Lunn Option or Lunn Warrant immediately prior to the Effective Time, multiplied by the Lunn Exchange Ratio and rounded to the nearest whole number of shares of Surviving Corporation Common Stock, and (ii) the price at which each such Lunn Option or Lunn Warrant is exercisable shall be divided by the Lunn Exchange Ratio and then rounded to the nearest cent.

         (c) The Surviving Corporation shall reserve for issuance the aggregate number of shares of Surviving Corporation Common Stock that will become issuable upon the exercise of the TPG Options, Lunn Options and Lunn Warrants as adjusted at the Effective Time in accordance with this Section 4.3.

         (d) At the Effective Time, the Surviving Corporation shall adopt a Stock Option Plan in substantially the form set forth in Exhibit C and 300,000 shares of Surviving Corporation Common Stock shall be reserved for issuance upon exercise of options granted under such Stock Option Plan.

         4.4 Dissenting Shares.

         (a) If provided for under the DGCL, notwithstanding any other provision of this Agreement to the contrary, shares of TPG Common Stock and TPG Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by TPG Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing payment for such shares in accordance with the DGCL (a "TPG Dissenter Payment") and who shall not have withdrawn such demand or have been deemed to or otherwise have forfeited the right to payment under the DGCL (such shares of TPG Common Stock and TPG Preferred Stock being referred to as "TPG Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Instead, such TPG Stockholders shall be entitled to receive their TPG Dissenter Payments in accordance with the provisions of the DGCL, except that all TPG Dissenting Shares held by TPG Stockholders who shall have failed to perfect who effectively shall have withdrawn or lost the rights to payment for such shares of TPG Common Stock and TPG Preferred Stock under the DGCL shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration, upon surrender in the manner provided in Section 4.2 hereof of the certificate or certificates that formally evidence such shares of TPG Common Stock and TPG Preferred Stock (or compliance with Section 4.2(i) hereof if applicable) and the presentation of an executed Transmittal Letter.

         (b) TPG shall give Lunn (i) prompt notice of any demands for TPG Dissenter Payments received by TPG pursuant to the DGCL, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by TPG and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment under the DGCL. TPG shall not, except with the prior written consent of Lunn (which consent shall not be unreasonably withheld or delayed), make any payment with respect to any demands for payment of, or offer to settle, or settle, any such demands.

         (c) If provided for under the DGCL, notwithstanding any other provision of this Agreement to the contrary, shares of Lunn Common Stock that are outstanding immediately prior to the Effective Time and which are held by Lunn Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing payment for such shares in accordance with the DGCL (a "Lunn Dissenter Payment") and who shall not have withdrawn such demand or have been deemed to or otherwise have forfeited the right to payment under the DGCL (such shares of Lunn Common Stock being referred to as "Lunn Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Instead, such Lunn Stockholders shall be entitled to receive their Lunn Dissenter Payments in accordance with the provisions of the DGCL, except that all Lunn Dissenting Shares held by Lunn Stockholders who shall have failed to perfect who effectively shall have withdrawn or lost the rights to payment for such shares of Lunn Common Stock under the DGCL shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration, upon surrender in the manner provided in Section 2.6 hereof of the certificate or certificates that formally evidence such shares of Lunn Common Stock (or compliance with Section 4.2(i) hereof if applicable) and the presentation of an executed Transmittal Letter.

         (d) Lunn shall give TPG (i) prompt notice of any demands for Lunn Dissenter Payments received by Lunn pursuant to the DGCL, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by Lunn and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under the DGCL. Lunn shall not, except with the prior written consent of TPG, make any payment with respect to any demands for payment of, or offer to settle, or settle, any such demands.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF LUNN

         Except as set forth in the disclosure letter delivered to TPG concurrently with the execution hereof (the "Lunn Disclosure Letter") or as disclosed with reasonable specificity in the Lunn SEC Reports, Lunn represents and warrants to TPG that:

         5.1 Existence; Good Standing; Corporate Authority. Lunn is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Lunn is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character if the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect. Lunn has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Lunn's certificate of incorporation and bylaws previously made available to TPG are true and correct.

         5.2 Authorization; Validity and Effect of Agreements. Lunn has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Lunn of the Transactions has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by the Lunn Stockholders. This Agreement constitutes the valid and legally binding obligation of Lunn, enforceable in accordance with its terms. Lunn has taken all action necessary to render the restrictions set forth in
Section 203 of the DGCL inapplicable to this Agreement and the Merger.

         5.3 Capitalization. The authorized capital stock of Lunn consists of 30,000,000 shares of Lunn Common Stock and 1,000,000 shares of Lunn Preferred Stock. As of the date hereof, there are 12,762,153 shares of Lunn Common Stock and no shares of Lunn Preferred Stock issued and outstanding and 150 shares of Lunn Common Stock and no shares of Lunn Preferred Stock are held as treasury shares. All such issued and outstanding shares of Lunn Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are 1,500,000 shares of Lunn Common Stock reserved for issuance pursuant to the Lunn Stock Option Plan and 656,300 shares of Lunn Common Stock reserved for issuance upon exercise of the Lunn Warrants and, as of the date hereof, Lunn Options to purchase 1,167,500 shares of Lunn Common Stock and Lunn Warrants to purchase 656,300 shares of Lunn Common Stock were outstanding. As of the date of this Agreement, there are no other outstanding shares of capital stock and there are no other options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Lunn or any of its Subsidiaries to issue, transfer or sell and shares of capital stock or other voting securities of Lunn or any of its Subsidiaries. Lunn has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Lunn on any matter.

         5.4 Subsidiaries. Each of Lunn's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect. Except as reflected on Schedule 5.4 of the Lunn Disclosure Letter, all of the outstanding shares of capital stock, or other ownership interests in, each of Lunn's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Lunn free and clear of all Liens.
Schedule 5.4 of the Lunn Disclosure Letter sets forth the following information for each Subsidiary of Lunn, as applicable; (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

         5.5 No Violation of Law. Neither Lunn nor any of its Subsidiaries is in violation of any order of any court, Governmental Authority or arbitration board or tribunal, or any Law to which Lunn or any of its Subsidiaries or any of their respective properties or assets is subject, except as would not have, individually or in the aggregate, a Material Adverse Effect.

         5.6 No Conflict. (a) Neither the execution and delivery by Lunn of this Agreement nor the consummation by Lunn of the Transactions in accordance with the terms hereof, will: (i) violate any provisions of the certificate of incorporation or bylaws of Lunn; (ii) violate any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Lunn or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or obligation to which Lunn or any of its Subsidiaries is a party, or by which Lunn or any of its Subsidiaries or any of their properties is bound or affected; or (iii) constitute a violation of any provision of any Law binding upon or applicable to Lunn or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Neither the execution and delivery by Lunn of this Agreement nor the consummation by Lunn of the Transactions in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) such filings, consents and approvals that are obtained before Closing and (ii) filings required under the HSR Act, the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Material Adverse Effect.

         5.7 SEC Documents. Lunn has made available to TPG each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Lunn with the SEC since January 1, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Lunn SEC Reports"). Each of the Lunn SEC Reports, as of their respective dates, (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. Each of the consolidated balance sheets of Lunn included in or incorporated by reference into the Lunn SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Lunn and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and changes in stockholders' equity ("retained earnings") of Lunn included in or incorporated by reference into the Lunn SEC Reports (including any related notes and schedules) fairly presents the results of operations, cash flows or retained earnings, as the case may be, of Lunn and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal year-end audit adjustments), in each case in accordance with GAAP, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Lunn and its Subsidiaries at December 31, 1996, including all notes thereto, neither Lunn nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Lunn or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations which would not have, individually or in the aggregate, a Material Adverse Effect and liabilities and obligations arising in the ordinary course of business since such date.

         5.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by Lunn for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by Lunn in connection with the Merger for the purpose of registering the Surviving Corporation Common Stock to be issued in connection with the Merger (the "Registration Statement"), or (b) the proxy statement to be distributed in connection with the Lunn Stockholders' Meeting and the TPG Stockholders' Meeting to vote upon this Agreement and the Transactions (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Joint Proxy Statement/Prospectus") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, at the time of the Lunn Stockholders' Meeting and the TPG Stockholders' Meeting to be held in connection with the Transactions, and at the Effective Time, or, in the case of the Registration Statement, as amended or supplemented, at the time it is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Joint Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Lunn with respect to information relating to TPG and included therein, provided TPG approved of the inclusion of such information in the Registration Statement and Joint Proxy Statement/Prospectus.

         5.9 Litigation. There are no actions, suits or proceedings pending against Lunn or any of its Subsidiaries or, to Lunn's knowledge, threatened against Lunn or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Lunn or any of its Subsidiaries that are likely to have, individually or in the aggregate, a Material Adverse Effect. Schedule 5.9 of the Lunn Disclosure Letter contains, as of the date of this Agreement, an accurate and complete list of all actions, suits and proceedings pending or, to the knowledge of Lunn, threatened against Lunn or its Subsidiaries.

         5.10 Absence of Certain Changes. Except as set forth on Schedule 5.10 of the Lunn Disclosure Letter, since December 31, 1996, there has not been (i) any change in the financial condition or business of Lunn or its Subsidiaries which has had a Material Adverse Effect, other than any adverse effect resulting from adverse changes in general economic conditions, stock market fluctuations or conditions or adverse changes in or affecting the aerospace or high performance composites industries generally, (ii) any material change by Lunn in its accounting methods, principles or practices, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Lunn or any redemption, purchase or other acquisition of any of its securities, or (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business.

         5.11 Taxes. (a) Lunn and its Subsidiaries have (i) duly filed (or there has been filed on their behalf) with appropriate governmental authorities all tax returns, statements, reports and forms required to be filed by them, on or prior to the date hereof, except to the extent that any failure to file would not have, individually or in the aggregate, a Material Adverse Effect and (ii) duly paid in full or made provisions in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes for all periods ending through the date hereof or the Closing Date, as the case may be.

         (b) (i) Except as set forth in Schedule 5.11(b), the federal income tax returns of Lunn and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods through and including December 31, 1996 and all material deficiencies asserted by the IRS have been paid, fully settled or adequately provided for in the financial statements contained in the Lunn SEC Reports; (ii) as of the date hereof, neither Lunn nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any tax returns of Lunn or any of its Subsidiaries; and (iii) neither Lunn nor any of its Subsidiaries is a party to any material tax sharing or tax indemnity agreement.

         5.12 Employee Benefit Plans. Schedule 5.12 of the Lunn Disclosure Letter contains a list of all employee benefit plans and other benefit arrangements, including all "employee benefit plans" as defined in ERISA, covering employees of Lunn and its Subsidiaries (the "Lunn Benefit Plans"). True and complete copies of the Lunn Benefit Plans and, if applicable, the most recent Form 5500 and annual reports for each such plan have been made available to TPG. To the extent applicable, the Lunn Benefit Plans comply, in all material respects, with the requirements of the ERISA and the Code, and any Lunn Benefit Plan intended to be qualified under section 401(a) of the Code has been determined by the IRS to be so qualified. To Lunn's knowledge, there are no pending or anticipated claims against or otherwise involving any Lunn Benefit Plan and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Lunn Benefit Plan activities) has been brought against or with respect to any such Lunn Benefit Plan, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect. All material contributions required to be made as of the date hereof to any Lunn Benefit Plans have been made or provided for. Lunn does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and Lunn has not represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except for any liability or any excise tax which would not have a Material Adverse Effect, (i) neither Lunn nor any of its Subsidiaries has incurred any direct or indirect liability under title IV of ERISA in connection with the termination of, or withdrawal from, any Lunn Benefit Plan; (ii) there does not exist with respect to any Lunn Benefit Plan any accumulated funding deficiency within the meaning of section 412 of the Code or section 302 of ERISA, whether or not waived; and (iii) no prohibited transaction has occurred with respect to any Lunn Benefit Plan that would result in the imposition of any excise tax or other liability under the Code or ERISA. The execution of this Agreement and the performance of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee.

         5.13 Labor Matters. Except as set forth on Schedule 5.13 of the Lunn Disclosure Letter, neither Lunn nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To Lunn's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Lunn or any of its Subsidiaries.

         5.14 Environmental Matters. Except as would not have, individually or in the aggregate, a Material Adverse Effect and except as set forth on Schedule 5.14:

                  (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of Lunn and each of its Subsidiaries in the manner now conducted or that interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law");

                  (b) there are not any past or present conditions or circumstances that, or arising out of, any current or former businesses, assets or properties of Lunn or any Subsidiary of Lunn, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which may give rise to: (i) liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage or damage to natural resources; and

                  (c) neither Lunn nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

         5.15 Title to Properties. Lunn has, or will have at Closing, good and marketable title to all its assets, free and clear of all Liens, except for Permitted Liens, the Liens set forth on Schedule 5.15 of the Lunn Disclosure Letter, and Liens expressly disclosed in the Lunn SEC Reports. No Lunn Stockholder owns in his individual capacity any of Lunn's assets or any other properties or assets used in its business.

         5.16 Condition of Fixed Assets. Except as set forth on Schedule 5.16 of the Lunn Disclosure Letter, the machinery, equipment and other tangible properties included in the assets of Lunn, are in good operating condition (ordinary wear and tear excepted) and have been maintained by Lunn in accordance with industry standards, are acceptable for their intended uses in the ordinary course consistent with past practices and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known defects therein.

         5.17 Assets Used in the Business. Lunn's assets as reflected on Lunn's Most Recent Balance Sheet are all of the assets and leaseholds used by Lunn in the conduct of its business as now being conducted, and are all of the assets and leasehold interests necessary therefor.

         5.18 Accounts Receivable. Subject to any reserves therefor established in a consistent manner throughout the period covered by the Lunn Financial Statements in accordance with GAAP, and except as reflected in Lunn's Most Recent Balance Sheet, all accounts, notes, and other receivables reflected in the Lunn Financial Statements or generated after the date of Lunn's Most Recent Balance Sheet, with respect to Lunn's business, are valid and genuine, arise out of bona fide sales and either have been collected or are enforceable and collectible claims not subject to any valid defense, offset or credit. All accounts receivable are recorded on the books of Lunn in accordance with GAAP. Lunn has delivered to TPG the accounts receivable aging report of Lunn as of April 30, 1997.

         5.19 Inventories. Subject to any reserves therefor established in a consistent manner throughout the period covered by the Lunn Financial Statements in accordance with GAAP, and except as reflected in Lunn's Most Recent Balance Sheet, the inventories of Lunn's business reflected in the financial statements of Lunn contained in the Lunn Financial Statements or acquired since the date of Lunn's Most Recent Balance Sheet, consist of items that are in good, current, standard, and merchantable condition, and are of a quantity and quality salable in the ordinary course of business.

         5.20 Material Agreements. Except as set forth in the Lunn Disclosure Letter, Lunn has no material contracts which are required to be filed as exhibits to the Lunn SEC Reports which have not been so filed, and complete copies of the contracts identified in the Lunn Disclosure Letter have been furnished to TPG.

         5.21 Trademarks, Patents and Copyrights. Schedule 5.21 of the Lunn Disclosure Letter describes all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted (the "Lunn Intellectual Property"). Except as previously disclosed to TPG in writing, to the knowledge of Lunn, Lunn and its Subsidiaries own or possess adequate licenses or other valid rights to use the Lunn Intellectual Property, except where the failure to own or possess such license and other rights would not have, individually or in the aggregate, a Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Lunn, the conduct of Lunn's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Lunn, there is no material infringement of any proprietary right owned by or licenses by or to Lunn or any of its Subsidiaries which is likely to have, individually or in the aggregate, a Material Adverse Effect.

         5.22 Insurance. Lunn has previously delivered to TPG a schedule listing the officers' and directors' liability insurance policies, primary and excess casualty insurance policies providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation insurance policies maintained by Lunn and its Subsidiaries. Lunn and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

         5.23 Licenses and Permits. Set forth on Schedule 5.23 of the Lunn Disclosure Letter is a list of all material permits, licenses, consents, approvals and governmental or regulatory authorizations used by or affecting the conduct of Lunn's business. Lunn has all licenses and permits (federal, state and local) necessary to own its assets and to conduct its operations, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or, to the knowledge of Lunn, threatened, seeking the revocation or limitation of any of such licenses or permits.

         5.24 Federal Income Tax Representations.

         (a) Lunn is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

         (b) Lunn is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         5.25 No Brokers. Lunn has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of the Surviving Corporation to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions, except that Lunn has retained Allen & Company Incorporated to render a fairness opinion with respect to the transaction, the arrangements with which have been disclosed in writing to TPG prior to the date hereof.

                                    ARTICLE 6

                      REPRESENTATIONS AND WARRANTIES OF TPG

         Except as set forth in the disclosure letter delivered to Lunn concurrently with the execution hereof (the "TPG Disclosure Letter"), TPG represents and warrants to Lunn that:

         6.1 Existence; Good Standing; Corporate Authority. TPG is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. TPG is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect. TPG has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of TPG's certificate of incorporation and bylaws previously made available to Lunn are true and correct.

         6.2 Authorization; Validity and Effect of Agreements. TPG has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by TPG of the Transactions has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by the TPG Stockholders. This Agreement constitutes the valid and legally binding obligation of TPG, enforceable in accordance with its terms. TPG has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL inapplicable to this Agreement and the Merger.

         6.3 Capitalization. The authorized capital stock of TPG consists of 1,000,000 shares of TPG Common Stock and 1,000,000 shares of TPG Preferred Stock. As of the date hereof, there are 475,000 shares of TPG Common Stock and 1,000,000 shares of TPG Preferred Stock issued and outstanding and no shares of TPG Common Stock or and TPG Preferred Stock are held as treasury shares. All such issued and outstanding shares of TPG Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Schedule 6.3, there are 25,000 shares of TPG Common Stock reserved for issuance pursuant to the TPG Stock Option Plan and, as of the date hereof, TPG Options to purchase 25,000 shares of TPG Common Stock are outstanding. There are no other outstanding shares of capital stock and there are no other options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate TPG or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of TPG or any of its Subsidiaries. TPG has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of TPG on any matter.

         6.4 Subsidiaries. Each of TPG's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect. Except as reflected on Schedule 6.4 of the TPG Disclosure Letter, all of the outstanding shares of capital stock, or other ownership interests in, each of TPG's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by TPG free and clear of all Liens.
Schedule 6.4 of the TPG Disclosure Letter sets forth the following information for each Subsidiary of TPG, as applicable; (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital.

         6.5 No Violation of Law. Neither TPG nor any of its Subsidiaries is in violation of any order of any court, Governmental Authority or arbitration board or tribunal, or any Law, to which TPG or any of its Subsidiaries or any of their respective properties or assets is subject, except as would not have, individually or in the aggregate, a Material Adverse Effect.

         6.6 No Conflict. (a) Except as set forth in Schedule 6.6(a) of the TPG Disclosure Letter, neither the execution and delivery by TPG of this Agreement nor the consummation by TPG of the Transactions in accordance with the terms hereof, will: (i) violate any provisions of the certificate of incorporation or bylaws of TPG; (ii) violate any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of TPG or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or obligation to which TPG or any of its Subsidiaries is a party, or by which TPG or any of its Subsidiaries or any of their properties is bound or affected; or (iii) constitute a violation of any provision of any Law binding upon or applicable to TPG or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Neither the execution and delivery by TPG of this Agreement nor the consummation by TPG of the Transactions in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) such filings, consents and approvals that are obtained before the Closing and
(ii) filings required under the HSR Act, the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Material Adverse Effect.

         6.7 Financial Statements. Schedule 6.7 of the TPG Disclosure Letter contains the audited consolidated financial statements of TPG for the fiscal years ended December 31, 1995 and December 31, 1996 and the unaudited consolidated financial statements of TPG for the quarter ended April 4, 1997 (collectively, the "TPG Financial Statements"). Each of the balance sheets included in the TPG Financial Statements (including the related notes and schedules) fairly presents the consolidated financial position of TPG as of its date and each of the statements of income, retained earnings and cash flows (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, respectively, of TPG for the periods set forth therein (subject, in the case of interim statements, to normal year-end audit adjustments which will be consistent with prior years' adjustments and which would not be material in amount or effect, and except as disclosed in Schedule 6.7 of the TPG Disclosure Letter) in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except for the absence of notes, a consolidated statement of cash flow and a consolidated statement of shareholders' equity in interim statements. Except as and to the extent set forth on the consolidated balance sheet of TPG and its Subsidiaries at December 31, 1996, including all notes thereto, neither TPG nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of TPG or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations which would not have, individually or in the aggregate, a Material Adverse Effect and liabilities and obligations arising in the ordinary course of business since such date.

         6.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by TPG for inclusion in (a) the Registration Statement, or (b) the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, at the time of the Lunn Stockholders' Meeting and the TPG Stockholders' Meeting, and at the Effective Time, or, in the case of the Registration Statement, as amended or supplemented, at the time it is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Joint Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by TPG with respect to information supplied by Lunn for inclusion therein.

         6.9 Litigation. There are no actions, suits or proceedings pending against TPG or any of its Subsidiaries or, to TPG's knowledge, threatened against TPG or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against TPG or any of its Subsidiaries that are likely to have, individually or in the aggregate, a Material Adverse Effect. Schedule 6.9 of the TPG Disclosure Letter contains, as of the date of this Agreement, an accurate and complete list of all actions, suits and proceedings pending or, to the knowledge of TPG, threatened against TPG or its Subsidiaries.

         6.10 Absence of Certain Changes. Except as reflected in Schedule 6.10, since December 31, 1996, there has not been (i) any change in the financial condition or business of TPG or its Subsidiaries which has had a Material Adverse Effect, other than any adverse effect resulting from adverse changes in general economic conditions, stock market fluctuations or conditions or adverse changes in or affecting the aerospace or high performance composites industries generally, (ii) any material change by TPG in its accounting methods, principles or practices, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of TPG or any redemption, purchase or other acquisition of any of its securities, or (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business.

         6.11 Taxes. (a) TPG and its Subsidiaries have (i) duly filed (or there has been filed on their behalf) with appropriate governmental authorities all tax returns, statements, reports and forms required to be filed by them, on or prior to the date hereof, except to the extent that any failure to file would not have, individually or in the aggregate, a Material Adverse Effect and (ii) duly paid in full or made provisions in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes for all periods ending through the date hereof on the Closing Date, as the case may be.

         (b) (i) Except as reflected in Schedule 6.11(b), the federal income tax returns of TPG and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods through and including December 31, 1996, and all material deficiencies asserted by the IRS have been paid, fully settled or adequately provided for in the TPG financial statements; (ii) as of the date hereof, neither TPG nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any tax returns of TPG or any of its Subsidiaries; and (iii) neither TPG nor any of its Subsidiaries is a party to any material tax sharing of tax indemnity agreement.

         6.12 Employee Benefit Plans. Schedule 6.12 of the TPG Disclosure Letter contains a list of all employee benefit plans and other benefit arrangements, including all "employee benefit plans" as defined in ERISA, covering employees of TPG and its Subsidiaries (the "TPG Benefit Plans"). True and complete copies of TPG Benefit Plans and, if applicable, the most recent Form 5500 and annual reports for each such plan have been made available to TPG. To the extent applicable, TPG Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any TPG Benefit Plan intended to be qualified under section 401(a) of the Code has been determined by the IRS to be so qualified. To TPG's knowledge, there are no pending or anticipated claims against or otherwise involving any TPG Benefit Plan and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of TPG Benefit Plan activities) has been brought against or with respect to any such TPG Benefit Plan, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect. All material contributions required to be made as of the date hereof TPG Benefit Plans have been made or provided for. TPG does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and TPG has not represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except for any liability or any excise tax which would not have a Material Adverse Effect, (i) neither TPG nor any of its Subsidiaries has incurred any direct or indirect liability under title IV of ERISA in connection with the termination of, or withdrawal from, any TPG Benefit Plan; (ii) there does not exist with respect to any TPG Benefit Plan any accumulated funding deficiency within the meaning of section 412 of the Code or section 302 of ERISA, whether or not waived; and (iii) no prohibited transaction has occurred with respect to any TPG Benefit Plan that would result in the imposition of any excise tax or other liability under the Code or ERISA. The execution of this Agreement and the performance of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee.

         6.13 Labor Matters. Except as reflected on Schedule 6.13, neither TPG nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To TPG's knowledge, there are no organizational efforts with respect to the formation of any collective bargaining unit presently being made or threatened involving employees of TPG or any of its Subsidiaries.

         6.14 Environmental Matters. Except as set forth on Schedule 6.14 and as would not have, individually or in the aggregate, a Material Adverse Effect and except as set forth on Schedule 6.14:

                  (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of TPG and each of its Subsidiaries in the manner now conducted or that interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any Environmental Law;

                  (b) there are not any past or present conditions or circumstances at, or arising out of, any current or former businesses, assets or properties of TPG or any Subsidiary of TPG, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which may give rise to: (i) liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage or damage to natural resources; and

                  (c) neither TPG nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

         6.15 Title to Properties. TPG has, or will have at Closing, good and marketable title to all its assets, free and clear of all Liens, except for Permitted Liens and the liens set forth on Schedule 6.15 of the TPG Disclosure Letter. No TPG Stockholder owns in his individual capacity any of TPG's assets or any other properties or assets used in its business.

         6.16 Condition of Fixed Assets. The machinery, equipment and other tangible properties included in the assets of TPG, are in good operating condition (ordinary wear and tear excepted) and have been maintained by TPG in accordance with industry standards, are acceptable for their intended uses in the ordinary course consistent with past practices and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known defects therein.

         6.17 Assets Used in the Business. TPG's assets are all of the assets and leaseholds used by TPG in the conduct of its business as now being conducted, and are all of the assets and leasehold interests necessary therefor.

         6.18 Accounts Receivable. Subject to any reserves therefor established in a consistent manner throughout the periods covered by the TPG Financial Statements in accordance with GAAP, and except as reflected in TPG's Most Recent Balance Sheet, all accounts, notes, and other receivables reflected in the TPG Financial Statements, or generated after TPG's Most Recent Balance Sheet, with respect to TPG's business, are valid and genuine, arise out of bona fide sales and either have been collected or are enforceable and collectible claims not subject to any valid defense, offset or credit. All accounts receivable are recorded on the books of TPG in accordance with GAAP. TPG has delivered to Lunn the accounts receivable aging report of TPG as of March 31, 1997.

         6.19 Inventories. Subject to any reserves therefor established in a consistent manner throughout the periods covered by the TPG Financial Statements in accordance with GAAP, and except as reflected in TPG's Most Recent Balance Sheet, the inventories of TPG's business reflected in the TPG Financial Statements or acquired since the date of TPG's Most Recent

         Balance Sheet consist of items that are in good, current, standard, and merchantable condition, and are of a quantity and quality salable in the ordinary course of business.

         6.20 Material Agreements. Schedule 6.20 of the TPG Disclosure Letter lists and describes all material contracts which TPG would be required to file as exhibits to SEC Reports if TPG were a Reporting Person. Complete copies of the contracts identified in the TPG Disclosure Letter have been made available to Lunn.

         6.21 Trademarks, Patents and Copyrights. Schedule 6.21 to the TPG Disclosure Letter describes all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection TPG and its Subsidiaries' respective businesses as currently being conducted (the "TPG Intellectual Property"). Except as previously disclosed to Lunn in writing, to the knowledge of TPG, TPG and its Subsidiaries own or possess adequate licenses or other valid rights to use the TPG Intellectual Property, except where the failure to own or possess such license and other rights would not have, individually or in the aggregate, a Material Adverse Effect, and to the knowledge of TPG, there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of TPG, the conduct of TPG's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of TPG, there is no material infringement of any proprietary right owned by or licenses by or to TPG or any of its Subsidiaries which is likely to have, individually or in the aggregate, a Material Adverse Effect.

         6.22 Insurance. TPG has made available to Lunn copies of all officers' and directors' liability insurance policies, primary and excess casualty insurance policies providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation insurance policies maintained by TPG and its Subsidiaries. TPG and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

         6.23 Licenses and Permits. Set forth on Schedule 6.23 of the TPG Disclosure Letter is a list of all material permits, licenses, consents, approvals and governmental or regulatory authorizations used by or affecting the conduct of TPG's business. TPG has all licenses and permits (federal, state and local) necessary to own its assets and to conduct its operations, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or, to the knowledge of TPG, threatened, seeking the revocation or limitation of any of such licenses or permits.

         6.24 Federal Income Tax Representations

         (a) TPG is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

         (b) TPG is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         6.25 No Brokers. TPG has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of TPG or Lunn to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions.

                                    ARTICLE 7

                                    COVENANTS

         7.1 Covenants of TPG and Lunn. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent Lunn consents in writing in the case of TPG's obligations and to the extent TPG consents in writing in the case of Lunn's obligations) each of TPG and Lunn covenants with the other that, insofar as the obligations relate to it:

         (a) TPG and Lunn and their respective Subsidiaries shall each carry on and conduct their respective businesses only in the ordinary course in substantially the same manner as previously conducted and shall use all commercially reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their businesses shall not be impaired in any material respect at the Effective Time.

         (b) TPG and Lunn and their respective subsidiaries shall cooperate in all commercially reasonable respects and promptly prepare, and Lunn shall file with the SEC as soon as practicable, the Registration Statement, a portion of which Registration Statement shall also serve as the proxy statement with respect to the Lunn Stockholders' Meeting and the TPG Stockholders' Meeting in connection with the Merger. The respective parties will cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Lunn shall use all commercially reasonable efforts, and TPG will cooperate in all commercially reasonable respects with Lunn, to have the Registration Statement declared effective by the SEC as promptly as practicable. Lunn shall use all commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law permits or approvals required to carry out the Transactions. TPG shall furnish all information concerning TPG and the TPG Stockholders' as Lunn may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, Lunn shall mail the Joint Proxy Statement/Prospectus to the Lunn Stockholders and the TPG Stockholders. Lunn agrees that the Joint Proxy Statement/Prospectus at the time of mailing thereof and at the time of the Lunn Stockholders' Meeting or the TPG Stockholders' Meeting (or during the period that consents are solicited or received) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact relates TPG and was approved by TPG for use in the Joint Proxy Statement/Prospectus. TPG agrees that the information relating to TPG provided to Lunn for use in the Joint Proxy Statement/Prospectus, at the time of mailing thereof and at the time of the Lunn Stockholders' Meeting and the TPG Stockholders' Meeting (or during the period that consents are solicited or received), will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Joint Proxy Statement/Prospectus nor any amendment or supplement to the Joint Proxy Statement/Prospectus will be made by TPG or Lunn without the approval of the other party. Lunn will advise TPG, promptly after it receives notice thereof, of the time when the Registration Statement has become effective. TPG and Lunn each hereby (i) consents to the use of its name, and on behalf of its Affiliates, the names of such Affiliates and to the inclusion of financial statements and business information relating to such party and its Affiliates (in each case, to the extent required by applicable securities Laws) in the Registration Statement or Joint Proxy Statement/Prospectus and (ii) agrees to use commercially reasonable efforts to obtain the written consent of any Person retained by it which may be required to be named (as an expert or otherwise) in the Registration Statement or Joint Proxy Statement/Prospectus. Lunn shall not amend or supplement the Registration Statement at any time after it is filed with the SEC without first obtaining the consent of TPG, which consent shall not be unreasonably withheld or delayed.

         (c) TPG and Lunn shall each use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by TPG or Lunn or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, or (C) any other applicable law. TPG and Lunn shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. TPG and Lunn shall use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the Transactions.

         (d) Lunn and TPG agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances required for Closing (including through compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other Transactions, including, without limitation, by pursuing all commercially reasonable avenues of administrative and judicial appeal. Lunn and TPG also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable laws regarding the Merger: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; making proposals; entering into and performing agreements or submitting to judicial or administrative orders; selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of Lunn, TPG or any of their Affiliates; and withdrawing from doing business in a particular jurisdiction. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Lunn shall be entitled to direct any proceedings or negotiations with any Governmental Authority relating to any of the foregoing, provided that it shall afford TPG a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section 7.1(d), neither Lunn nor TPG nor any of their respective Subsidiaries shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

         (e) Prior to the Closing, TPG and Lunn shall adhere to and abide by the terms and conditions of that certain Confidentiality Agreement dated as of March 21, 1997 (the "Confidentiality Agreement").

         7.2 Covenants of Lunn. Lunn covenants and agrees with TPG that during the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that TPG shall otherwise consent in writing):

         (a) Lunn hereby agrees as follows:

                           (i) (A) Prior to the Effective Time, neither it nor any of is Subsidiaries shall, and each of them shall not permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly, (1) solicit or encourage any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of 20% or more of the assets on a consolidated basis or 20% or more of the capital stock of, Lunn (any such proposal or offer being hereinafter referred to as a "Lunn Acquisition Proposal") (2) enter into any agreement with respect to any Lunn Acquisition Proposal, (3) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, or to endorse, any Lunn Acquisition Proposal, (4) solicit proxies in opposition to approval by the Lunn's stockholders of the Merger, (5) engage in any negotiations concerning a Lunn Acquisition Proposal, or (6) directly or indirectly, enter into any agreement to, or make any public announcement by or on behalf of Lunn of a plan or intention to do any of the foregoing; and (B) it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that nothing contained in this Agreement shall prevent Lunn or its Board of Directors from (w) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Lunn Acquisition Proposal or (x) providing information to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Lunn Acquisition Proposal if the Board of Directors of Lunn, after consultation with Dechert, Price & Rhoads or other legal counsel reasonably acceptable to TPG, determines in good faith that the failure to do so would be a violation of its fiduciary obligations under Delaware Law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Lunn or any of Lunn's Subsidiaries or any investment banker, attorney or other advisor, agent or representative of Lunn shall be deemed to be a material breach of this Agreement by Lunn. Except to the extent the Board of Directors of Lunn determines in good faith, after consultation with Dechert, Price & Rhoads or other legal counsel reasonably acceptable to TPG, that such actions are necessary to discharge properly such Board's fiduciary duties, neither the Board of Directors of Lunn nor any committee thereof shall (y) modify or withdraw, or propose to modify or withdraw, in a manner adverse to TPG the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger or take any action having such effect or
         (z) approve or recommend, or propose to approve or recommend, any Lunn Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of Lunn receives a Lunn Acquisition Proposal that, in the exercise of its fiduciary duties (as determined in good faith after consultation with Dechert, Price & Rhoads or other legal counsel reasonably acceptable to TPG), it determines to be a Lunn Superior Proposal, the Board of Directors of Lunn may withdraw or modify its approval or recommendation of this Agreement and the Merger and may terminate this Agreement.

                           (ii) If the Board of Directors of Lunn or any committee thereof shall (A) withdraw or modify in a manner adverse to TPG the approval or recommendation by the Board of Directors of such corporation or any such committee of this Agreement or the Merger or take any action having such effect or (B) approve or recommend any Lunn Acquisition Proposal, TPG may terminate this Agreement.

                           (iii) In addition to the obligations of Lunn set forth in Section 7.2(a)(i), Lunn shall (A) promptly advise TPG of the existence of any negotiations or discussions entered into in reliance on the proviso in the first sentence of Section 7.2(a)(i) prior to furnishing any information to any person or entity in connection with a Lunn Acquisition Proposal; provided, however, that Lunn shall not be obligated to provide TPG with the identity of such person or entity until it becomes reasonably likely that such person or entity or his or its Affiliate will make a Lunn Acquisition Proposal; (B) obtain from such person or entity an executed confidentiality agreement with terms not materially less favorable to Lunn than those contained in the Confidentiality Agreement; and (C) keep TPG informed, on a current basis, of the status of any such discussions or negotiations.

Notwithstanding anything to the contrary contained herein, it is agreed and understood that any termination of this Agreement shall be pursuant to Section
10.1 and that, prior to any such termination, Lunn shall not enter into any written agreement with any person or entity that provides for, or in any way facilitates, a Lunn Acquisition Proposal, other than a confidentiality agreement in accordance with the terms hereof.

         (b) Promptly after the date of this Agreement and subject to the timing of the SEC's review of the Registration Statement, Lunn shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene an annual meeting of Lunn's Stockholders (or seek consent in lieu of a meeting) for the purpose of considering and approving the Merger (the "Lunn Stockholders' Meeting"), and Lunn shall consult with TPG in connection therewith. Lunn shall use commercially reasonable efforts to solicit from the Lunn Stockholders proxies in favor of the Merger (and consents to be bound by the terms of this Agreement).

         (c) Lunn will make all normal and customary repairs, replacements, and improvements to their facilities, and without limiting the generality of the foregoing or the covenants set forth in Section 7.1(a), Lunn will not, without the prior written consent of TPG or as otherwise contemplated by this Agreement:

                  (i) change any provision of its Certificate of Incorporation or Bylaws (or equivalent organizational documents);

                  (ii) except for the issuance of Lunn Common Stock pursuant to the exercise of any Lunn Options or Lunn Warrants and any related agreements, change the number of shares of the authorized, issued or outstanding capital stock or share capital of Lunn, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock or share capital of Lunn, or declare, set aside or pay any dividend or other distribution in cash or in kind with respect to the outstanding capital stock or share capital of Lunn;

                  (iii) incur any liabilities or obligations, whether directly or indirectly, or by way of guaranty, and whether or not evidenced by any note, bond, debenture, or similar instrument, except as set forth in Schedule 7.2(c) of the Lunn Disclosure Letter and except in the ordinary course of business consistent with past practices and prior periods;

                  (iv) except as set forth in Schedule 7.2(c) of the Lunn Disclosure Letter, make any capital expenditures (or enter into any lease required to be capitalized in accordance with GAAP) individually in excess of $100,000 or in the aggregate in excess of $500,000;

                  (v) pay any bonuses or commissions to any employee of Lunn except as set forth on Schedule 7.2(c) of the Lunn Disclosure Letter; enter into any new or amend in any respect any existing employment agreement with any Person; adopt any new or amend in any respect any existing Plan, except as may be otherwise required by Law; purchase any additional "key man" life insurance policy covering any employee or director of Lunn, or any other Person; grant any increase in compensation or benefits of any kind to its employees, officers or directors, except regularly scheduled general increases in the ordinary course of business and consistent with past practices and policies; or effect any change in any respect in retirement benefits to any class of employees or officers, except as otherwise required by Law;

                  (vi) purchase, sell, mortgage, pledge, or otherwise dispose of or encumber any asset owned by Lunn, other than purchase and sales, mortgages, pledges, or other dispositions or Encumbrances occurring in the ordinary course of business consistent with past practices and prior periods;

                  (vii) incur or collect receivables, or extend loans or advances, incur or pay trade payables or accrued liabilities in any manner other than consistent with past practices and prior periods and in the ordinary course of business;

                  (viii) cancel without payment or satisfaction in full, waive or extend the time for performance of, any notes, loans, or other obligations inuring to the benefit of Lunn unless such cancellation or termination occurs in the ordinary course of business of Lunn consistent with past practices or unless such cancellations or terminations, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of Lunn, taken as a whole;

                  (ix) make any material modification of or material amendment to any of the contracts or agreements listed or described on any Schedule to this Agreement;

                  (x) fail to use commercially reasonable efforts to maintain in full force and effect all insurance now carried by Lunn;

                  (xi) institute any changes in management personnel or any material change in any management policy; or

                  (xii) make any agreement or commitment by or on behalf of Lunn to do or take any of the actions referred to in the foregoing Section 7.2(c)(i) through (xi).

         (d) At least 30 days prior to the Closing Date, Lunn shall deliver to TPG a list, which shall be reasonably satisfactory to TPG, of names and addresses of those Persons who were, in Lunn's reasonable judgment after discussion with its counsel, at the record date for the Lunn Stockholder's Meeting, "affiliates" (each such Person, a "Lunn Affiliate Stockholder") of Lunn within the meaning of Rule 145 promulgated pursuant to the Exchange Act. Lunn shall provide

TPG such information and documents as TPG shall reasonably request for purposes of reviewing such list. Lunn shall deliver or cause to be delivered to TPG prior to the Closing Date, from each of the Lunn Affiliate Stockholders identified in the foregoing list, an Affiliate Letter. The Surviving Corporation shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Surviving Corporation Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Surviving Corporation Common Stock consistent with the terms of such Affiliate Letters.

         (e) Without the prior written consent of TPG, Lunn shall not knowingly take any action which would cause or would be reasonably likely to cause the conditions upon the obligations of the parties hereto to effect the Transactions not to be fulfilled, including taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by Lunn herein not to be true, correct and accurate as of any time between the date hereof and the Closing Date.

         (f) Lunn shall promptly provide to TPG monthly and quarterly consolidated financial statements of Lunn.

         (g) Lunn shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

         (h) Upon at least 24 hours' notice to Lunn, Lunn shall afford to the officers, employees, advisors, attorneys and accountants of TPG access during normal business hours to the offices, properties, records, books, contracts and other documents (including computer files, retrievable programs and similar documentation) of Lunn to the extent that TPG shall reasonably request and shall furnish to TPG such additional information as shall be reasonably requested by TPG; provided that neither the furnishing of such information nor any investigation made heretofore or hereafter by TPG shall affect TPG's right to rely on any representation or warranty made by Lunn.

         (i) Lunn shall use its best efforts to cause to be delivered to TPG "comfort" letters of KPMG Peat Marwick LLP, Lunn's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to TPG, with respect to certain financial information regarding Lunn included in the Registration Statement, in form and substance reasonably satisfactory to TPG and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         (j) Lunn shall promptly prepare and submit to the Nasdaq SmallCap Market an additional listing application covering the shares of Lunn Common Stock issuable in the Merger, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Lunn Common Stock, subject to official notice of issuance.

         (k) Prior to the Closing, Lunn shall cause Alan Baldwin to agree to the termination of his employment agreement with Lunn as of the Effective Time and without any further liability or obligation to Lunn or the Surviving Corporation, including without limitation any liability arising as a result of Lunn entering into this Agreement or consummating the transactions contemplated hereby, which termination shall be conditioned only upon the Surviving Corporation's agreement to (i) pay Alan Baldwin an aggregate severance payment of $380,000 in 12 equal consecutive monthly payments, commencing the month immediately following the Closing, (ii) continue, at the Surviving Corporation's expense, the health and life insurance benefits that Lunn provides to Baldwin as of the date of this Agreement for one year following the Closing, and (iii) extend for two years immediately following the Closing, the period during which Alan Baldwin may exercise his Lunn Options.

         (l) Lunn shall use its best efforts to cause Allen & Company Incorporated to deliver to Lunn its opinion letter to the effect that the terms of the Merger are fair from a financial point of view to the Lunn Stockholders (the "Fairness Opinion") and cause such Fairness Opinion to be delivered as soon as possible, but in no event later than one business day prior to the filing of the Registration Statement with the SEC.

         7.3 Covenants of TPG. TPG covenants with Lunn that during the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that Lunn shall otherwise consent in writing):

         (a)      TPG hereby agrees as follows:

                           (i) (A) Prior to the Effective Time, neither it nor any of is Subsidiaries shall, and each of them shall not permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly, (1) solicit or encourage any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of 20% or more of the assets on a consolidated basis or 20% or more of the capital stock of, the TPG (any such proposal or offer being hereinafter referred to as a "TPG Acquisition Proposal") (2) enter into any agreement with respect to any TPG Acquisition Proposal, (3) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, or to endorse, any TPG Acquisition Proposal, (4) solicit proxies in opposition to approval by the TPG's stockholders of the Merger, (5) engage in any negotiations concerning an TPG Acquisition Proposal, or (6) directly or indirectly, enter into any agreement to, or make any public announcement by or on behalf of TPG of a plan or intention to do any of the foregoing; and (B) it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that nothing contained in this Agreement shall prevent TPG or its Board of Directors from (x) providing information to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide TPG Acquisition Proposal if the Board of Directors of TPG, after consultation with Gardere & Wynne, L.L.P. or other legal counsel reasonably acceptable to Lunn, determines in good faith that the failure to do so would be a violation of its fiduciary obligations under Delaware Law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of TPG or any of TPG's Subsidiaries or any investment banker, attorney or other advisor, agent or representative of TPG shall be deemed to be a material breach of this Agreement by TPG. Except to the extent the Board of Directors of TPG determines in good faith, after consultation with Gardere & Wynne, L.L.P. or other legal counsel reasonably acceptable to Lunn, that such actions are necessary to discharge properly such Board's fiduciary duties, neither the Board of Directors of TPG nor any committee thereof shall (y) modify or withdraw, or propose to modify or withdraw, in a manner adverse to Lunn the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger or take any action having such effect or (z) approve or recommend, or propose to approve or recommend, any TPG Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of TPG receives an TPG Acquisition Proposal that, in the exercise of its fiduciary duties (as determined in good faith after consultation with Gardere & Wynne, L.L.P. or other legal counsel reasonably acceptable to Lunn), it determines to be an TPG Superior Proposal, the Board of Directors of Lunn may withdraw or modify its approval or recommendation of this Agreement and the Merger and may terminate this Agreement.

                           (ii) If the Board of Directors of TPG or any committee thereof shall (A) withdraw or modify in a manner adverse to Lunn the approval or recommendation by the Board of Directors of such corporation or any such committee of this Agreement or the Merger or take any action having such effect or (B) approve or recommend any TPG Acquisition Proposal, Lunn may terminate this Agreement.

                           (iii) In addition to the obligations of TPG set forth in Section 7.3(a)(i), TPG shall (A) promptly advise Lunn of the existence of any negotiations or discussions entered into in reliance on the proviso in the first sentence of Section 7.3(a)(i) prior to furnishing any information to any person or entity in connection with an TPG Acquisition Proposal, (B) obtain from such person or entity an executed confidentiality agreement with terms not materially less favorable to TPG than those contained in the Confidentiality Agreement and (C) keep Lunn informed, on a current basis, of the status of any such discussions or negotiations.

Notwithstanding anything to the contrary contained herein, it is agreed and understood that any termination of this Agreement shall be pursuant to Section
10.1 and that, prior to any such termination, TPG shall not enter into any written agreement with any person or entity that provides for, or in any way facilitates, an TPG Acquisition Proposal, other than a confidentiality agreement in accordance with the terms hereof.

         (b) Promptly after the date of this Agreement and subject to the timing of the SEC's review of the Registration Statement, TPG shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a special meeting of TPG's Stockholders (or seek consent in lieu of a meeting) for the purpose of considering and approving the Merger (the "TPG Stockholders' Meeting"), and TPG shall consult with Lunn in connection therewith. TPG shall use commercially reasonable efforts to solicit from the TPG Stockholders proxies in favor of the Merger (and consents to be bound by the terms of this Agreement).

         (c) TPG will make all normal and customary repairs, replacements, and improvements to their facilities, and without limiting the generality of the foregoing or the covenants set forth in Section 7.1(a), TPG will not, without the prior written consent of Lunn or as otherwise contemplated by this
Agreement:

                  (i) change any provision of its Certificate of Incorporation or Bylaws (or equivalent organizational documents);

                  (ii) except as set forth in Schedule 7.3(c) and except for the issuance of TPG Common Stock pursuant to the exercise of any TPG Options, and except pursuant to the terms of the TPG Preferred Stock, and any related agreements, change the number of shares of the authorized, issued or outstanding capital stock or share capital of TPG, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock or share capital of TPG, or declare, set aside or pay any dividend or other distribution in cash or in kind with respect to the outstanding capital stock or share capital of TPG;

                  (iii) incur any liabilities or obligations, whether directly or indirectly, or by way of guaranty, and whether or not evidenced by any note, bond, debenture, or similar instrument, except as set forth in Schedule 7.3(c) of the TPG Disclosure Letter and except in the ordinary course of business consistent with past practices and prior periods;

                  (iv) except as set forth in Schedule 7.3(c) of the TPG Disclosure Letter, make any capital expenditures (or enter into any lease required to be capitalized in accordance with GAAP) individually in excess of $100,000 or in the aggregate in excess of $500,000;

                  (v) pay any bonuses or commissions to any employee of TPG except as set forth on Schedule 7.3(c) of the TPG Disclosure Letter; enter into any new or amend in any respect any existing employment agreement with any Person; adopt any new or amend in any respect any existing Plan, except as may be otherwise required by Law; purchase any additional "key man" life insurance policy covering any employee or director of TPG, or any other Person; grant any increase in compensation or benefits of any kind to its employees, officers or directors, except regularly scheduled general increases in the ordinary course of business and consistent with past practices and policies; or effect any change in any respect in retirement benefits to any class of employees or officers, except as otherwise required by Law;

                  (vi) except as set forth in Schedule 7.3(c) of the TPG Disclosure Letter, purchase, sell, mortgage, pledge, or otherwise dispose of or encumber any asset owned by TPG, other than purchase and sales, mortgages, pledges, or other dispositions or Encumbrances occurring in the ordinary course of business consistent with past practices and prior periods;

                  (vii) incur or collect receivables, or extend loans or advances, incur or pay trade payables or accrued liabilities in any manner other than consistent with past practices and prior periods and in the ordinary course of business;

                  (viii) cancel without payment or satisfaction in full, waive or extend the time for performance of, any notes, loans, or other obligations inuring to the benefit of TPG unless such cancellation or termination occurs in the ordinary course of business of TPG consistent with past practices or unless such cancellations or terminations, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of TPG, taken as a whole;

                  (ix) make any material modification of or material amendment to any of the contracts or agreements listed or described on any Schedule to this Agreement;

                  (x) fail to use commercially reasonable efforts to maintain in full force and effect all insurance now carried by TPG;

                  (xi) institute any changes in management personnel or any material change in any management policy; or

                  (xii) make any agreement or commitment by or on behalf of TPG to do or take any of the actions referred to in the foregoing Section 7.3(c)(i) through (xi).

         (d) Without the prior written consent of Lunn, TPG shall not knowingly take any action which would cause or be reasonably likely to cause the conditions upon the obligations of the parties hereto to effect the Transactions not to be fulfilled, including without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by TPG herein not to be true, correct and accurate as of any time between the date hereof and the Closing Date.

         (e) TPG shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

         (f) TPG shall promptly provide to Lunn monthly and quarterly consolidated financial statements of TPG.

         (g) Upon at least 24 hours' notice to TPG, TPG shall afford to the officers, employees, advisors, attorneys and accountants of Lunn access during normal business hours to the offices, properties, records, books, contracts and other documents (including computer files, retrievable programs and similar documentation) of TPG to the extent that Lunn shall reasonably request and shall furnish to Lunn such additional information as shall be reasonably requested by Lunn; provided that neither the furnishing of such information nor any investigation made heretofore or hereafter by Lunn shall affect Lunn's right to rely on any representation or warranty made by TPG.

         (h) TPG shall use its best efforts to cause to be delivered to Lunn "comfort" letters of Arthur Andersen LLP, TPG's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to Lunn, with respect to certain financial information regarding TPG included in the Registration Statement, in form and substance reasonably satisfactory to Lunn and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         (i) At the Closing, TPG shall cause the Surviving Corporation to agree to (i) pay Alan Baldwin an aggregate severance payment of $380,000 in 12 equal consecutive monthly payments, commencing the month immediately following the Closing, (ii) continue, at the Surviving Corporation's expense, the health and life insurance benefits that Lunn provides to Baldwin as of the date of this Agreement for one year following the Closing, and (iii) extend for two years immediately following the Closing, the period during which Alan Baldwin may exercise his Lunn Options, which agreement shall be conditioned upon the termination of Alan Baldwin's employment agreement with Lunn as of the Effective Time and Alan Baldwin's release of Lunn and the Surviving Corporation of any further liability or obligation thereunder, including without limitation any liability arising as a result of Lunn entering into this Agreement or consummating the transactions contemplated hereby.

         (j) At least 30 days prior to the Closing Date, TPG shall deliver to Lunn a list, which shall be reasonably satisfactory to Lunn, of names and addresses of those Persons who were, in TPG's reasonable judgment after discussion with its counsel, at the record date for the TPG Stockholder's Meeting, "affiliates" (each such Person, a "TPG Affiliate Stockholder") of TPG within the meaning of Rule 145 promulgated pursuant to the Exchange Act. TPG shall provide Lunn such information and documents as Lunn shall reasonably request for purposes of reviewing such list. TPG shall deliver or cause to be delivered to Lunn prior to the Closing Date, from each of the TPG Affiliate Stockholders identified in the foregoing list, an Affiliate Letter. The Surviving Corporation shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Surviving Corporation Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Surviving Corporation Common Stock consistent with the terms of such Affiliate Letters.

         7.4 Fees and Expenses. (a) Whether or not the Merger is consummated, except as provided in Section 7.4(b) and (c), all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

         (b) (i) Notwithstanding any provision in this Agreement to the contrary, if TPG terminates this Agreement pursuant to Section 10.1 (b)(i), (e),
(g), or (j), then Lunn shall immediately pay TPG cash in the amount of $750,000; provided, however, that Lunn shall not be obligated to pay TPG such amount if TPG terminates this Agreement pursuant to Section 10.1(e) as a result of Lunn's breach of its representations in Section 5.14(a) or (b) or the first sentence of
Section 5.18 and if Lunn had no knowledge of the facts or circumstances giving rise to such breach.

                  (ii) Notwithstanding any provision in this Agreement to the contrary, if Lunn terminates this Agreement pursuant to Section 10.1(i), then Lunn shall immediately pay TPG cash in the amount of $750,000.

         (c) (i) Notwithstanding any provision in this Agreement to the contrary, if Lunn terminates this Agreement pursuant to Section 10.1 (c)(i),
(f), (h), or (l), then TPG shall immediately pay Lunn cash in the amount of $750,000; provided, however, that TPG shall not be obligated to pay Lunn such amount if Lunn terminates this Agreement pursuant to Section 10.1(f) as a result of TPG's breach of its representations in Section 6.14(a) or (b) or the first sentence of Section 6.18 and if TPG had no knowledge of the facts or circumstances giving rise to such breach.

                  (ii) Notwithstanding any provision in this Agreement to the contrary, if TPG terminates this Agreement pursuant to Section 10.1(k), then TPG shall immediately pay Lunn cash in the amount of $750,000.

         (d) (i) Notwithstanding any provision in this Agreement to the contrary, if TPG terminates this Agreement pursuant to Section 10.1(b)(i), (ii),
(iii), (v) or Section 10.1(e) or if Lunn terminates this Agreement pursuant to
Section 10.1(c)(ii), Lunn shall pay TPG, within five business days following such termination and presentation of receipts therefor, an amount in cash equal to all out-of-pocket expenses actually and reasonably incurred by TPG in connection with this Agreement and the Transactions; provided, however, that Lunn shall not be obligated to pay TPG such expenses if TPG terminates this Agreement pursuant to Section 10.1(e) as a result of Lunn's breach of its representations in Section 5.14(a) or (b) or the first sentence of Section 5.18 and if Lunn had no knowledge of the facts or circumstances giving rise to such breach.

                  (ii) Notwithstanding any provision in this Agreement to the contrary, if Lunn terminates this Agreement pursuant to Section 10.1(c)(i),
(iii) or (iv) or Section 10.1(f), or if TPG terminates this Agreement pursuant to Section 10.1(b)(iv), TPG shall pay Lunn within five business days following such termination and presentation of receipts therefor, an amount in cash equal to all out-of-pocket expenses actually and reasonably incurred by Lunn in connection with this Agreement and the transaction contemplated hereby; provided, however, that TPG shall not be obligated to pay Lunn such expenses if Lunn terminates this Agreement pursuant to Section

10.1(f) as a result of Lunn's breach of its representations in Section 6.14(a) or (b) or the first sentence of Section 6.18 and if TPG had no knowledge of the facts or circumstances giving rise to such breach.

                                    ARTICLE 8

                                   CONDITIONS

         8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) This Agreement and the Transactions shall have been approved in the requisite manner, according to the Certificate of Incorporation and Bylaws of Lunn and the DGCL, by the holders of the issued and outstanding shares of capital stock of Lunn entitled to vote thereon, which approval and the voting thereon shall be certified by the Chief Executive Officer of Lunn.

         (b) This Agreement and the Transactions shall have been approved in the requisite manner, according to the Certificate of Incorporation and Bylaws of TPG and the DGCL, by the holders of the issued and outstanding shares of capital stock of TPG entitled to vote thereon, which approval and the voting thereon shall be certified by the Chief Executive Officer of TPG.

         (c) No action or proceeding shall have been instituted before a court or other Governmental Authority to restrain or prohibit the Transactions or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no Governmental Authority shall have given notice to any party hereto to the effect that consummation of the Transactions would constitute a violation of any applicable Law or that it intends to commence proceedings to restrain consummation of the Merger.

         (d) The Registration Statement shall have become effective, no stop orders suspending its effectiveness shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of TPG or Lunn, shall be contemplated.

         (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on Lunn.

         (f) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (g) The shares of Surviving Corporation Common Stock issuable in the Merger shall have been approved for listing, subject to official notice of issuance, on the Nasdaq SmallCap Market.

         (h) TPG and Lunn shall have executed and delivered the Certificate of Merger and appropriate certificates for filing with the Secretary of State of Delaware.

         8.2 Conditions to Obligation of Lunn to Effect the Merger. The obligations of Lunn to effect the Merger shall be subject to the fulfillment, or the waiver by Lunn, at or prior to the Closing Date of the following conditions:

         (a) TPG shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of TPG contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and Lunn shall have received a certificate of the Chief Executive Officer of TPG, dated the Closing Date, certifying to such effect.

         (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of TPG that would have or would be reasonably likely to have a Material Adverse Effect other than any such change that affects Lunn and TPG in a substantially similar manner.

         (c) Lunn shall have received a written opinion letter, dated as of the Closing Date, from Gardere & Wynne, L.L.P. substantially in the form of Exhibit D hereto.

         (d) Lunn shall have received "comfort" letters of Arthur Andersen LLP, TPG's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to Lunn, with respect to certain financial information regarding TPG included in the Registration Statement, in form and substance reasonably satisfactory to TPG and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         (e) Lunn shall have received a good standing certificate for TPG from the Secretary of State of the State of Delaware and the Secretary of State of each state where TPG or its Subsidiaries is qualified to do business.

         (f) Lunn shall have received from TPG certified copies of all resolutions adopted by the Board of Directors and the TPG Stockholders in connection with this Agreement and the Transactions.

         (g) The Merger will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code.

         (h) The number of TPG Dissenting Shares for each of the TPG Common Stock does not exceed 10% of the TPG Common Stock.

         (i) TPG and Fleet Capital Corporation shall have executed a First Amendment to Loan and Security Agreement substantially in the form of that delivered to Lunn at or prior to the date of this Agreement.

         (j) TPG shall have obtained the waiver of Brunswick Corporation with respect to the acceleration of that certain obligation to make payments under the Amended and Restated Asset Purchase Agreement dated April 28, 1995 by and between TPG and Brunswick; provided, however, that TPG may, in lieu of obtaining such waiver, refinance the payment of such obligation with a third party.

         (k) Fleet Capital Corporation, TPG's primary lender, and First Union National Bank of Maryland, Lunn's primary lender, shall have consented to the Merger and, to the extent necessary, entered into an intercreditor arrangement, which arrangement shall be mutually acceptable to TPG and Lunn.

         8.3 Conditions to Obligation of TPG to Effect the Merger. The obligations of TPG to effect the Merger shall be subject to the fulfillment, or waiver by TPG, at or prior to the Closing Date of the following conditions:

         (a) Lunn shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Lunn contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and Lunn shall have received a certificate of the Chief Executive Officer of Lunn, dated the Closing Date, certifying to such effect.

         (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Lunn that would have or would be reasonably likely to have a Material Adverse Effect on Lunn, other than any such change that affects and Lunn in a substantially similar manner (e.g., changes in general economic conditions).

         (c) TPG shall have received a written opinion letter, dated as of the Closing Date, from Dechert, Price & Rhoads, substantially in the form of Exhibit F attached hereto and a written opinion letter, dated as of the Closing Date.

         (d) TPG shall have received "comfort" letters of KPMG Peat Marwick LLP, Lunn's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to TPG, with respect to certain financial information regarding Lunn included in the Registration Statement, in form and substance reasonably satisfactory to TPG and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         (e) TPG shall have received an Affiliate Letter from each Lunn Affiliate Stockholder.

         (f) TPG shall have received good standing certificates for Lunn from the Secretary of State of the State of Delaware and the Secretary of State of each state where Lunn and its Subsidiaries are qualified to do business.

         (g) TPG shall have received from Lunn (i) certified copies of all resolutions adopted by the Board of Directors and the Lunn Stockholders in connection with this Agreement and the Transactions, and (ii) original minute books and stock record books relating to Lunn.

         (h) The number of Lunn Dissenting Shares does not exceed 10% of the Lunn Common Stock.

         (i) Allen & Company Incorporated shall have delivered the Fairness Opinion to Lunn no later than one business day prior to the filing of the Registration Statement with the SEC, and the Fairness Opinion shall not have been withdrawn or modified in any material respect.

         (j) TPG shall have received a written opinion letter, dated as of the Closing Date, from Gardere & Wynne, L.L.P. substantially in the form of Exhibit E attached hereto.

         (k) Fleet Capital Corporation, TPG's primary lender, and First Union National Bank of Maryland, Lunn's primary lender, shall have consented to the Merger and, to the extent necessary, entered into an intercreditor arrangement, which arrangement shall be mutually acceptable to TPG and Lunn.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 Indemnification.

         (a) After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, defend, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Lunn, TPG or any of their respective Subsidiaries (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all costs or expenses (including, without limitation, reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of Lunn or TPG as the case may be, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after, the Effective

Time (collectively, the "Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, the Merger or the Transactions. After the Effective Time, the Surviving Corporation will be entitled to participate in and, to the extent that it may wish, to assume the defense of any action, with counsel reasonably satisfactory to the Indemnified Party; provided, however, if there is an actual conflict of interest, or if the Surviving Corporation shall fail after the Effective Time to assume responsibility for such defense, such Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation who will represent such Indemnified party, and the Surviving Corporation shall be obligated to pay all reasonable fees and disbursements of such counsel promptly as statements therefor are received. Each of the Indemnified Party and the Surviving Corporation will cooperate with each other and use their reasonable efforts to assist each other in the vigorous defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 9.1, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation, as applicable (but the failure to be so notified by an Indemnified Party shall not relieve an indemnifying party from any liability that it may have under this Section 9.1 except to the extent such failure materially prejudices such indemnifying party). The indemnifying parties shall be required to pay for only one law firm (in addition to any required local counsel) selected by the Indemnified Parties as a group in accordance with the foregoing provisions with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict in any significant issue between the positions of any two or more Indemnified Parties. This Section
9.1 is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and shall be binding upon all successors and assigns of the Surviving Corporation. All rights and obligations under this Section 9.1 shall be in addition to any rights an Indemnified Party may have under the Certificates of Incorporation or Bylaws of Lunn, TPG or the Surviving Corporation, or pursuant to any other agreement, arrangement or document in effect prior to the Effective Time.

                                   ARTICLE 10

                                   TERMINATION

         10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the TPG Stockholders and the Lunn Stockholders:

                  (a) by mutual written consent of TPG and Lunn;

                  (b) by TPG if (i) Lunn shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by Lunn prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by Lunn of notice of such failure to comply, (ii) the Lunn Stockholders shall have failed to approve the Merger and this Agreement at the Lunn Stockholders' Meeting, (iii) Lunn Dissenting Shares comprise more than an aggregate of 10% of the aggregate outstanding shares of Lunn Common Stock, (iv) the TPG Stockholders shall have failed to approve this Agreement and the Merger at the TPG Stockholders' Meeting, or (v) Allen & Company Incorporated shall have failed to deliver the Fairness Opinion to Lunn before one business day prior to the filing of the Registration Statement with the SEC or shall have withdrawn or modified the Fairness Opinion in any material respect;

                  (c) by Lunn if (i) TPG shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by TPG prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by TPG of notice of such failure to comply, (ii) the Lunn Stockholders shall have failed to approve the Merger and this Agreement at the Lunn Stockholders' Meeting, (iii) the TPG Stockholders shall have failed to approve this Agreement and the Merger at the TPG Stockholders' Meeting, or (iv) TPG Dissenting Shares comprise more than an aggregate of 10% of the outstanding TPG Common Stock;

                  (d) by either TPG or Lunn, if (i) the Merger has not been effected on or prior to the close of business on November 30, 1997; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to such date, or (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable;

                  (e) by TPG, if there has been (i) a material breach by Lunn of any representation or warranty that is not qualified as to materiality, or (ii) a breach by Lunn of any representation or warranty that is not qualified as to materiality, in each case which breach has not been cured within five business days following receipt by Lunn of written notice of the breach from TPG;

                  (f) by Lunn, if there has been (i) a material breach by TPG of any representation or warranty that is not qualified as to materiality, or (ii) a breach by TPG of any representation or warranty that is not qualified as to materiality, in each case which breach has not been cured within five business days following receipt by TPG of written notice of the breach from Lunn;

                  (g) by TPG, (i) if, after the delivery of the Fairness Opinion to Lunn, the Board of Directors of Lunn shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or declaration that the Merger is fair to and advisable and in the best interest of Lunn, as the case may be, and the Lunn Stockholders, or shall have resolved to do so, or (ii) if the Board of Directors of Lunn shall have recommended, or shall have resolved to recommend, to the Lunn Stockholders any Lunn Acquisition Proposal or other takeover proposal or offer for Lunn, as the case may be;

                  (h) by Lunn, (i) if the Board of Directors of TPG shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or declaration that the Merger is fair to and advisable and in the best interest of TPG and the TPG Stockholders, or shall have resolved to do so, or (ii) if the Board of Directors of TPG shall have recommended, or shall have resolved to recommend, to the TPG Stockholders any TPG Acquisition Proposal or other takeover proposal or offer for TPG, as the case may be;

                  (i) by Lunn, in accordance with Section 7.2(a)(i);

                  (j) by TPG, in accordance with Section 7.2(a)(ii);

                  (k) by TPG, in accordance with Section 7.3(a)(i); and

                  (l) by Lunn, in accordance with Section 7.3(a)(ii).

         10.2 Effect of Termination. In the event of termination of this Agreement by TPG or Lunn, as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of TPG, Lunn or their respective officers or directors; provided, however, that nothing contained in this Section 10.2 shall relieve any party hereto from any liability for any breach of this Agreement; and provided, further, that, (i) any termination under Section 10.1(b)(i),(e),(g) or (j) shall not become effective until the fee required to be paid pursuant to Section 7.4(b)(i) shall have been paid to TPG, (ii) any termination under Section 10.1(c)(i),(f),(h) or (l) shall not become effective until the fee required to be paid pursuant to Section 7.4(c)(i) shall have been paid to Lunn, (iii) if this Agreement is terminated pursuant to Section 10.1(h), the provisions of Section 7.4(b)(ii) shall survive until any payments required to be made thereunder are made, (iv) if this Agreement is terminated pursuant to Section 10.1(k), the provisions of Section 7.4(c)(ii) shall survive until any payments required to be made thereunder are made, (v) if this Agreement is terminated pursuant to Section 10.1(b)(i),(ii), or (iii), (c)(ii), or (e), the provisions of Section 7.4(d)(i) shall survive until any payments required to be made thereunder are made, and (iv) if this Agreement is terminated pursuant to Section 10.1(b)(iv), (c)(i) or (iii), or
(f), the provisions of Section 7.4(d)(ii) shall survive until any payments required to be made thereunder are made.

                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1 Nonsurvival of Representations and Warranties. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Articles 4 and 9 and in Sections 7.2(d), 7.2(g), 7.3(d), and 7.4 and this Article 11 and the agreements delivered pursuant to this Agreement shall survive the Merger. Notwithstanding anything to the contrary contained herein, the Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by or on behalf of any party hereunder.

         11.2 Extension; Waiver. At any time prior to the Effective Time, TPG or Lunn, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of TPG or Lunn to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The right of TPG or Lunn to terminate this Agreement pursuant to
Article 10 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, whether prior to or after execution of this Agreement.

         11.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile numbers specified below:

         (a)      If to TPG:

                  TPG Holdings, Inc.
                  3353 Peachtree Road, Suite 920
                  Atlanta, Georgia  30326
                  Attention: President and Chief Financial Officer

                  Facsimile No.: (404) 231-7277

                  with a copy to:

                  Gardere & Wynne, L.L.P.
                  333 Clay Avenue, Suite 800
                  Houston, Texas 77002-4086
                  Attention: Eric Blumrosen, Esq.

                  Facsimile No.: (713) 308-5555

         (b)      If to Lunn:

                  Lunn Industries, Inc.
                  1 Garvies Point Road
                  Glen Cove, New York 11542-2828
                  Attention: President

                  Facsimile No.: (510) 671-9091

                  With a copy to:

                  Valerie A. Price, Esq.
                  76 Parkview Road South
                  Pound Ridge, New York  10576

                  Facsimile No.: (914) 763-2590

         11.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         11.5 Entire Agreement. Except with respect to the Confidentiality Agreement, which shall remain in full force and effect until the Closing, this Agreement, the Exhibits and the Schedules constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto among the parties. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         11.6 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the Lunn Stockholders, but after any such stockholder approval, no amendment shall be made which by Law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be modified or amended except by an instrument in writing signed on behalf of TPG and Lunn.

         11.7 Governing Law. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE DETERMINATION OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES AND THOSE OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

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
         11.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         11.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.



ATTEST:                                TPG HOLDINGS, INC.


By: ______________________________     By: ______________________________


                                           ______________________________
                                           [Printed Name]

                                           ______________________________
                                           [Title]



ATTEST:                                LUNN INDUSTRIES, INC.

By: ______________________________     By: ______________________________


                                           ______________________________
                                           [Printed Name]

                                           ______________________________
                                           [Title]

                               TABLE OF CONTENTS

                                   ARTICLE 1

                 DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION

         1.1      Definitions............................................................ 1
         1.2      Certain Rules of Construction.......................................... 7

                                               ARTICLE 2

                                              THE MERGER

         2.1      The Merger............................................................. 7
         2.2      The Closing............................................................ 7
         2.3      Effective Time......................................................... 7

                                               ARTICLE 3

                                CERTIFICATE OF INCORPORATION AND BYLAWS

         3.1      Certificate of Incorporation........................................... 8
         3.2      Bylaws................................................................. 8
         3.3      Directors.............................................................. 8
         3.4      Officers............................................................... 8

                                               ARTICLE 4

                            CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES;
                                             OTHER MATTERS

         4.1      Conversion of Securities............................................... 9
         4.2      Exchange of Certificates...............................................10
         4.3      Stock Options and Warrants.............................................13
         4.4      Dissenting Shares......................................................14

                                               ARTICLE 5

                                  REPRESENTATIONS AND WARRANTIES OF LUNN

         5.1      Existence; Good Standing; Corporate Authority..........................16
         5.2      Authorization; Validity and Effect of Agreements.......................16
         5.3      Capitalization.........................................................16
         5.4      Subsidiaries...........................................................17
         5.5      No Violation of Law....................................................17
         5.6      No Conflict............................................................17
         5.7      SEC Documents..........................................................18
         5.8      Registration Statement and Proxy Statement.............................18

         5.9      Litigation.............................................................19
         5.10     Absence of Certain Changes.............................................19
         5.11     Taxes..................................................................19
         5.12     Employee Benefit Plans.................................................20
         5.13     Labor Matters..........................................................20
         5.14     Environmental Matters..................................................20
         5.15     Title to Properties....................................................21
         5.16     Condition of Fixed Assets..............................................21
         5.17     Assets Used in the Business............................................21
         5.18     Accounts Receivable....................................................21
         5.19     Inventories............................................................22
         5.20     Material Agreements....................................................22
         5.21     Trademarks, Patents and Copyrights.....................................22
         5.22     Insurance..............................................................22
         5.23     Licenses and Permits...................................................22
         5.24     Federal Income Tax Representations.....................................23
         5.25     No Brokers.............................................................23

                                              ARTICLE 6

                                REPRESENTATIONS AND WARRANTIES OF TPG

         6.1      Existence; Good Standing; Corporate Authority..........................23
         6.2      Authorization; Validity and Effect of Agreements.......................23
         6.3      Capitalization.........................................................23
         6.4      Subsidiaries...........................................................24
         6.5      No Violation of Law....................................................24
         6.6      No Conflict............................................................24
         6.7      Financial Statements...................................................25
         6.8      Registration Statement and Proxy Statement.............................25
         6.9      Litigation.............................................................26
         6.10     Absence of Certain Changes.............................................26
         6.11     Taxes..................................................................26
         6.12     Employee Benefit Plans.................................................27
         6.13     Labor Matters..........................................................27
         6.14     Environmental Matters..................................................27
         6.15     Title to Properties....................................................28
         6.16     Condition of Fixed Assets..............................................28
         6.17     Assets Used in the Business............................................28
         6.18     Accounts Receivable....................................................28
         6.19     Inventories............................................................28
         6.20     Material Agreements....................................................29
         6.21     Trademarks, Patents and Copyrights.....................................29
         6.22     Insurance..............................................................29
         6.23     Licenses & Permits.....................................................29
         6.24     Federal Income Tax Representations.....................................29
         6.25     No Brokers.............................................................30

                                 ARTICLE 7

                                 COVENANTS

         7.1      Covenants of TPG and Lunn..............................................30
         7.2      Covenants of Lunn......................................................32
         7.3      Covenants of TPG.......................................................37
         7.4      Fees and Expenses......................................................42

                                              ARTICLE 8

                                             CONDITIONS

         8.1      Conditions to Each Party's Obligation to Effect the Merger.............43
         8.2      Conditions to Obligation of Lunn to Effect the Merger..................44
         8.3      Conditions to Obligation of TPG to Effect the Merger...................45

                                              ARTICLE 9

                                           INDEMNIFICATION

         9.1      Indemnification........................................................46

                                             ARTICLE 10

                                            TERMINATION

         10.1     Termination............................................................47
         10.2     Effect of Termination..................................................49

                                             ARTICLE 11

                                         GENERAL PROVISIONS

         11.1     Nonsurvival of Representations and Warranties..........................49
         11.2     Extension; Waiver......................................................50
         11.3     Notices................................................................50
         11.4     Assignment; Binding Effect; Benefit....................................51
         11.5     Entire Agreement.......................................................51
         11.6     Amendment..............................................................51
         11.7     Governing Law..........................................................51
         11.8     Counterparts...........................................................52
         11.9     Severability...........................................................52
         11.10    Enforcement of Agreement...............................................52